Exhibit 99.1

News Release

Babcock & Wilcox Board Authorizes Share Repurchase Program of Up to $50 Million

Repurchases to begin following the filing of the Company's Form 10-Q for the second quarter of 2026

(AKRON, Ohio – July 13, 2026) — Babcock & Wilcox Enterprises, Inc. (NYSE: BW) (“B&W” or the “Company”) today announced that its Board of Directors has authorized a share repurchase program of up to $50 million of the Company's outstanding common stock. The Company expects to begin repurchases following the filing of its Quarterly Report on Form 10-Q for the second quarter of 2026.

Under the program, the Company may repurchase shares from time to time in open-market transactions, in privately negotiated transactions, through block trades, or pursuant to trading plans established in accordance with Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended, based on market conditions, share price, and other factors. The program does not obligate the Company to purchase any shares, has no fixed expiration date, and may be suspended or discontinued at any time. Repurchases under the program may also be subject to customary approvals from the Company's senior lenders under its credit facilities.

“This authorization reflects the Board's confidence in our balance sheet and the value we are building for shareholders,” said Kenneth Young, Chairman and Chief Executive Officer. “Repurchasing shares when we believe they represent compelling value, alongside our continued investment to support our growth and demand, is an opportunistic use of our financial position.”

About Babcock & Wilcox

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. (NYSE: BW) is a leader in energy and environmental technologies and services for the power and industrial markets. Learn more at babcock.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the share repurchase program and the timing, amount, and method of repurchases. Actual results may differ materially due to market conditions, the Company's liquidity and capital needs, and other risks described in B&W's SEC filings. The program may be suspended, modified, or terminated at any time, and B&W undertakes no obligation to update these statements except as required by law.

Investor Contact:	Media Contact:
Investor Relations	Ryan Cornell
Babcock & Wilcox	Public Relations
704.625.4944	Babcock & Wilcox
investors@babcock.com	330.860.1345
rscornell@babcock.com

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